Exhibit 10.1
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) dated and effective as of June 12, 2008 (the “Effective Date”) is by and between US Dataworks, Inc., a Nevada corporation (the “Company”), and Mario H. Villarreal (“Villarreal”). In consideration of the mutual covenants and promises contained herein, the parties agree as follows.
     WHEREAS, the Company deems it essential that it have the advantage of the services of Villarreal and desires to enter into a continuing agreement of employment with him, and to provide Villarreal with compensation, including stock options.
ARTICLE 1
GENERAL PROVISIONS
     Section 1.1 Employment. The Company hereby continues to employ Villarreal, and Villarreal accepts such continued employment by the Company upon the terms and conditions hereof.
     Section 1.2 Term. Subject to earlier termination as specifically set forth herein, the initial term of this Agreement shall be commencing on the Effective Date and continuing until June 12, 2009 (the “Term”).
     Section 1.3 Termination. Villarreal’s employment and this Agreement shall terminate upon the earliest to occur of any of the following events (the actual date of such termination being referred to herein as the “Termination Date”):
(a)	Pursuant to Section 1.2.

(b)	In the event of Villarreal’s death or disability as set forth in Section 3.6.

(c)	Termination of Villarreal’s employment by the Company for cause without any prior notice (except as specifically set forth below), upon the occurrence of any of the following events (each of which shall constitute “Cause”):
               (i) any embezzlement or wrongful diversion of funds of the Company or any affiliate of the Company by Villarreal;
               (ii) gross malfeasance by Villarreal in the conduct of Villarreal’s duties;
               (iii) breach of this Agreement or any of the Company’s written policies and, if such breach is capable of being cured, as determined by the Board of Directors of the Company (the “Board of Directors”), failure of Villarreal to cure such breach after notice and reasonable opportunity to cure such breach;
               (iv) gross neglect by Villarreal in carrying out Villarreal’s duties; or

               (v) willful violation by Villarreal of any applicable federal or state securities laws or regulations.
     (d) Termination of Villarreal’s employment by the Company at any time without Cause.
     (e) Termination by Villarreal of his employment at any time.
     Section 1.4 Termination Obligations: Return of Company Property. Upon termination of this Agreement, Villarreal shall promptly return all Company property.
ARTICLE 2
POSITION AND DUTIES; OTHER BUSINESS ACTIVITIES
     Section 2.1 Position. Villarreal shall be employed as President and Chief Operating Officer and shall report directly to the Chief Executive Officer of the Company.
     Section 2.2 Duties: Full Attention to Business. The primary focus of Villarreal’s employment is to execute approved strategies and tactics to improve the profitability, revenue and expense management of the Company. Villarreal shall also be directly responsible for the product management, product development, professional services, and customer support for the Company, and shall perform such services for the Company that reasonably serve the purpose of this Agreement and/or meet the needs of the Company, and that are consistent with the position Villarreal holds. Villarreal shall devote his full business time, energies, interest, abilities, and productive efforts to the business of the Company. Except as may be approved by the Company’s Board of Directors, Villarreal shall not render any consulting services to others for compensation and, in addition, shall not engage in any activity which conflicts or interferes with his performance of duties hereunder. Notwithstanding the provisions of this Section 2.2, Villarreal may, with the prior written consent of the Board of Directors, engage in civic, charitable, or educational activities, provided that such service and activities do not, individually or in the aggregate, interfere with the performance of Villarreal’s duties under the Agreement.
     Section 2.3 Covenant Not To Compete During Term. During the Term, Villarreal shall comply in all respects with the Company’s written policies with respect to conflicts of interest. Except as may be approved by the Company’s Board of Directors, Villarreal shall not engage in or be interested, directly or indirectly, in any business or operation competitive with the Company (“Competitive Business”). For the purpose of this paragraph, Villarreal shall be deemed to be interested in a business or operation which is competitive with the Company if Villarreal is a holder of five percent (5%) or more of the issued and outstanding ownership interests in a Competitive Business, or serves as a director, officer, employee, agent, partner, individual proprietor, lender, consultant, or independent contractor of a Competitive Business.
     Section 2.4 Non-Disclosure of Confidential Information. Villarreal acknowledges that in connection with his continuing employment by the Company or its affiliates, he has acquired or learned, and may continue to acquire or learn, “Confidential Information” of the Company by virtue of a relationship of trust and confidence between Villarreal and the Company. Villarreal warrants and agrees that he shall continue to be bound by an obligation not disclose to anyone (other than to officers of the Company or to such other persons as such officers may designate), or use, except in the course of his continuing employment with the Company or its affiliates, any Confidential Information acquired by him in the course of or in connection with his continuing employment. As used herein, the term “Confidential Information” shall include, but not be limited to: all information of any type or kind, whether or not reduced to a writing and whether or not conceived, originated, discovered or developed in whole or in part by Villarreal, which is directly related to the Company, its operations, policies, agreements with third parties, its financial affairs and related matters, including business plans, strategic planning information, product information, purchase and sales information and terms, supplier negotiation points, styles and strategies, contents and terms of contracts between the Company and suppliers, advertisers, vendors, contact persons, terms of supplier and/or vendor contracts or particular transactions, potential supplies and/or vendors, or other related data; marketing information such as but not limited to, prior, ongoing or proposed marketing programs, presentations, or agreements by or on behalf of the Company, pricing information, customer bonus programs, marketing tests and/or results of marketing efforts, computer files, lists and reports, manuals and memos pertaining to the business of the Company, lists or compilations of vendor and/or supplier names, addresses, phone numbers, requirements and descriptions, contract information sheets, compensation requirements or terms, benefits, policies, and any other financial information whether about the Company, entities related or affiliated with the Company or other key information pertaining to the business of the Company, including but not limited to all information which is not generally available to or known in the information services industry (or is available only as a result of an unauthorized disclosure) and is treated by the Company as “Confidential Information” prior to or during the Term of this Agreement, regardless of whether or not such Information is a “trade secret” as otherwise defined by applicable law unless such information is in the public domain.
     Section 2.5 No Solicitation of Company’s Employees. Villarreal specifically agrees that during the Term and for a period of one (1) year after his termination of employment with the Company, Villarreal shall not, directly or indirectly, either for himself or for any other person, firm, corporation, or legal entity, solicit any individual, then employed by the Company to leave the employment of the Company.
     Section 2.6 Ownership of Work Product and Ideas. Any discoveries, inventions, patents, materials, licenses and ideas applicable to the industry or relating to Villarreal’s services for the Company or its affiliates, whether or not patentable or copyrightable, created by Villarreal during his continuing employment by the Company or its affiliates (“Work Product”) and all business opportunities within the industry (“Opportunities”) introduced to Villarreal by the Company or its affiliates will continue to be owned by the Company, and Villarreal will continue to have no personal interest in such, except to the extent that the Company allows Villarreal to invest or participate in or have other rights to such Work Product or Opportunities. Villarreal will, in such connection, promptly disclose any such Work Product and Opportunities to the Company and, upon request of the Company, will assign to the Company all right in such Work Product and Opportunities.

ARTICLE 3
COMPENSATION; BENEFITS
     Section 3.1 Salary. The Company shall pay Villarreal seven thousand seven hundred eight Dollars and thirty four cents ($7,708.34) on a semi-monthly basis, for an annualized base salary (“Base Salary”) of One Hundred Eighty Five Thousand Dollars ($185,000).
     Section 3.2 Bonus. The primary focus of Villarreal’s employment is to execute approved strategies and tactics to improve the revenue of the Company. The Board of Directors will, from time-to-time, review Villarreal’s performance and determine whether or not a bonus (cash or stock) should be provided.
     Section 3.3 Paid Time Off. Villarreal shall be entitled to be paid for time off under the Company’s policies applicable to other senior executives of the Company’s policies, but in no event shall Villarreal be eligible for less than four (4) weeks of paid time off per calendar year.
     Section 3.4 Stock Options. Villarreal shall be eligible to receive grants of stock options or other equity compensation in the sole discretion of the Compensation Committee of the Board of Directors.
     Section 3.5 Other Benefits. During the Term, Villarreal shall be entitled to participate in present and future employee benefit plans which are available to the Company’s employees, subject to eligibility requirements thereunder.
     Section 3.6 Disability or Death. If the Board of Directors determines, on the basis of professional medical advice, that Villarreal has become unable to substantially perform his duties under this Agreement due to illness or mental or physical disability with reasonable accommodation, and that such failure or inability has continued or is reasonably expected to continue for any consecutive six-month period, the Company shall have the option to terminate this Agreement by giving written notice to Villarreal thereof and the basis therefor at least thirty (30) days prior to the effective date of termination. This Agreement shall also terminate immediately upon Villarreal’s death. If Villarreal’s employment with the Company is terminated pursuant to this Section 3.6, the Company shall pay Villarreal any salary and bonuses which are earned but unpaid as of the effective date of termination, and such other amounts as may be payable from qualified plans, nonqualified retirement plans, and deferred compensation plans, which amounts shall be determined and paid in accordance with the terms of such plans.
     Section 3.7 Severance.
(a)	If either:
               (i) the Company terminates Villarreal’s employment at any time during the Term other than for Cause pursuant to Section 1.3(d), and other than by reason of death or Disability pursuant to Section 3.6, or

               (ii) Villarreal resigns during the Term within sixty (60) days following the occurrence, within six (6) months following a Change in Control as defined in the Company’s 2000 Stock Option Plan, of either a material reduction in his duties (as per Section 2.2) or a material reduction of his base compensation (provided Villarreal has given the Company notice of intent to resign based on such event and at least 30 days opportunity to cure),
Then subject to Villarreal’s continuing obligations under Section 2.4 and Section 2.5 and in consideration of the execution, delivery and effectiveness of a general release of claims in a standard form approved by the Company, the Company shall pay to Villarreal a lump sum in cash equal to one-half (.5) of Villarreal’s then current Base Salary within sixty (60) days after the date of termination. Villarreal shall also be entitled to receive salary and bonuses which are earned but unpaid as of the effective date of termination, and such other amounts as may be payable from qualified plans, nonqualified retirement plans, and deferred compensation plans, which amounts shall be determined and paid in accordance with the terms of such plans.
     (b) If Villarreal’s employment terminates under any circumstance not described in Sections 3.6 or 3.7(a), including the Company’s termination of his employment for Cause, or his resignation other than pursuant to Section 3.7(a)(ii), or the expiration of the Term, then Villarreal shall only be entitled to be paid salary and bonuses which are earned but unpaid as of the effective date of termination, and such other amounts as may be payable from qualified plans, nonqualified retirement plans, and deferred compensation plans, which amounts shall be determined and paid in accordance with the terms of such plans.
     (c) No severance benefits shall be provided pursuant to this Section 3.7 if Villarreal’s employment is terminated by reason of the expiration of this Agreement in accordance with Section 1.2.
     Section 3.8 Internal Revenue Code Section 409A(a)(1)(B).
     (a) To the fullest extent applicable, amounts and other benefits payable under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended, in accordance with one or more of the exemptions available under the final Treasury regulations promulgated under Section 409A. In this regard, each payment under this Agreement that is made in a series of scheduled installments shall be deemed a separate payment for purposes of Section 409A.
     (b) To the extent that any amounts or benefits payable under this Agreement are or become subject to Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation subject to Section 409A, this Agreement is intended to comply with the applicable requirements of Section 409A with respect to such amounts or benefits. This Agreement shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent.
     (c) In each case where this Agreement provides for the payment of an amount that constitutes nonqualified deferred compensation under Section 409A to be made within a designated period (e.g., within sixty (60) days after the date of termination) and such period begins and ends in different calendar years, the exact payment date within such range shall be determined by the Company, in its sole discretion, and Villarreal shall have no right to designate the year in which the payment shall be made.
     (d) Notwithstanding anything in this Agreement or elsewhere to the contrary, if Villarreal is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code, as determined by the Company) on the date of his termination, and the Company reasonably determines that any amount or other benefit payable under this Agreement on account of Villarreal’s separation from service, within the meaning of Section 409A(a)(2)(A)(i) of the Code, constitutes nonqualified deferred compensation that will subject Villarreal to “additional tax” under Section 409A(a)(1)(B) of the Code (together with any interest or penalties imposed with respect to, or in connection with, such tax, a “409A Tax”) with respect to the payment of such amount or the provision of such benefit if paid or provided at the time specified in the Agreement, then the payment or provision thereof shall be postponed to the first business day of the seventh month following the date of termination or, if earlier, the date of Villarreal’s death. The Company and Villarreal may agree to take other actions to avoid the imposition of a 409A Tax at such time and in such manner as permitted under Section 409A.
     (e) Villarreal’s date of termination for purposes of determining the date that any payment or benefit that is treated as nonqualified deferred compensation under Section 409A is to be paid or provided (or in determining whether an exemption to such treatment applies), and for purposes of determining whether Villarreal is a “specified employee” on the date of termination, shall be the date on which Villarreal has incurred a “separation from service” within the meaning of Treasury Regulation section 1.409A-1(h), or in subsequent IRS guidance under Section 409A.
ARTICLE 4
MISCELLANEOUS PROVISIONS
     Section 4.1 Entire Agreement. This Agreement contains the entire Agreement between the Parties and supersedes all prior oral and written Agreements, understandings, commitments, or practices between the Parties with respect to the subject matter hereof. Other than as expressly set forth herein, Villarreal and the Company acknowledge and represent that there are no other promises, terms, conditions or representations (verbal or written) regarding any matter relevant hereto. No supplement, modification, or amendment of any term, provision or condition of this Agreement shall be binding or enforceable unless evidenced in writing and executed by the parties. The provisions of Sections 2.4, 2.5, and 2.6 shall survive termination of this Agreement.
     Section 4.2 Applicable Law. This Agreement shall be governed exclusively by and construed in accordance with the laws of the State of Texas, notwithstanding choice of law provisions thereof; and the venue of any litigation commenced hereunder shall be Houston, Texas.
     Section 4.3 Injunctive Relief. Villarreal acknowledges that his services are of a special, unique, unusual, extraordinary and intellectual character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. If he should breach this Agreement, in addition to its rights and remedies under general law, the Company shall be entitled to seek equitable relief by way of injunction or otherwise.
     Section 4.4 Partial Invalidity. If the application of any provision of this Agreement, or any section, subsection, subdivision, sentence, clause, phrase, word or portion of this Agreement should be held invalid or unenforceable, the remaining provisions thereof shall not be affected thereby, but shall continue to be given full force and effect as if the invalid or unenforceable provision had not been included herein.
     Section 4.5 Notices. Notices given under this Agreement shall be given by registered or certified mail, postage prepaid, return receipt requested, or by personal delivery to the respective addresses of the parties. Notices to Villarreal shall be sent to 1 Sugar Creek Center Blvd, Sugar Land, TX 77479, Attn: Mario H. Villarreal. Notices to the Company shall be sent to 1 Sugar Creek Center Blvd, Sugar Land, TX 77479, Attn: Chief Executive Officer. A mailed first-class notice shall be deemed given two (2) business days after deposit with U.S. Postal Service.
     Section 4.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
     Section 4.7 Assignment. This Agreement may not be assigned or encumbered in any way by Villarreal. The Company may assign this Agreement to any successor (whether by merger, consolidation, or purchase of the Company’s stock) to all or a controlling interest in the Company’s business, in which case this Agreement shall be binding upon and inure to the benefit of such successor(s) and assign(s).
     Section 4.8 Limitation on Waiver. A waiver of any term, provision, or condition of this Agreement shall not be deemed to be, or constitute a waiver of any other term, provision or condition herein, whether or not similar. No waiver shall be binding unless in writing and signed by the waiving party.
     Section 4.9 Attorney’s Fees. In the event that any proceeding is commenced involving the interpretation or enforcement of the provisions of this Agreement, the party prevailing in such proceeding shall be entitled to recover its reasonable costs and attorneys’ fees.
     Section 4.10 Taxes. All payments made pursuant to the provisions of this Agreement shall be subject to the withholding of applicable taxes.
     Section 4.11 Not for the Benefit of Creditors or Third Parties. The provisions of this Agreement are intended only for the regulation of relations among the parties. This Agreement is not intended for the benefit of creditors of the parties or other third parties and no rights are granted to creditors of the parties or other third parties under this Agreement.
     IN WITNESS WHEREOF, this Agreement is executed on the dates indicated below, effective as of the Effective Date.

US DATAWORKS, INC.

By	/s/ Charles E. Ramey

Name	Charles E. Ramey

Title:	Chief Executive Officer

Date:

/s/ Mario H. Villarreal

Mario H. Villarreal

Date: 6/12/08